Filed pursuant to Rule 433

Registration No. 333-179888-01

Qwest Corporation

$400,000,000 7.00% Notes due 2052

Pricing Term Sheet

Date: June 14, 2012

Issuer:	Qwest Corporation
Security:	$400,000,000 7.00% Notes due 2052
Anticipated Ratings*:	Baa3 / BBB- / BBB-
Principal Amount:	$400,000,000
Trade Date:	June 14, 2012
Settlement Date:	June 25, 2012 (T+7)
Maturity Date:	July 1, 2052
Interest Payment Dates:	January 1, April 1, July 1 and October 1 of each year, beginning on October 1, 2012
Coupon:	7.00%
Price to Public:	$25.00 per Note
Optional Redemption:	Callable at Par, in whole or in part, at any time on or after July 1, 2017.
Listing:	The Issuer intends to apply to list the Notes on the New York Stock Exchange and, if the application is approved, expects trading in the notes to begin within 30 days after the Settlement Date.
CUSIP/ISIN:	74913G501 / US74913G5018
Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC UBS Securities LLC Wells Fargo Securities, LLC
Joint Lead Managers:	Raymond James & Associates, Inc. RBC Capital Markets, LLC

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at 1-800-294-1322, Morgan Stanley & Co. LLC at 866-718-1649, UBS Securities LLC at 877-827-6444 ext. 561-3884 or Wells Fargo Securities, LLC at 1-800-326-5897.